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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              QUICKTURN DESIGN SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)

                                MENTOR GRAPHICS CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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                               SUPPLEMENT TO THE
                                PROXY STATEMENT
                                       OF
                          MENTOR GRAPHICS CORPORATION
                                     FOR A
                       SPECIAL MEETING OF STOCKHOLDERS OF
                         QUICKTURN DESIGN SYSTEMS, INC.

                                                                 January 7, 1999

To the Stockholders of Quickturn Design Systems, Inc.:

    In response to the announcement on January 5, 1999 by Cadence Design Systems, Inc. ("Cadence") that it had increased to $15 per share the price that Cadence is proposing to pay for Quickturn Design Systems, Inc. (the "Company") in a stock merger, Mentor Graphics Corporation ("Mentor Graphics") and MGZ Corp. ("Purchaser") announced that they have increased the offering price in the tender offer for shares of the Company to $15 cash per Share from $14 cash per Share. Consummation of the Offer, as amended, is conditioned upon the election of Mentor Graphics' Nominees (Gideon Argov, Scott H. Bice, Harry L. Demorest, C. Scott Gibson and Michael J.K. Savage or, if any of them is unable to serve, a substitute nominee) (the "Nominees") to the Company Board at the Special Meeting scheduled for January 8, 1999, or at any adjournment, postponement or continuation thereof. Mentor Graphics is seeking an adjournment of the Special Meeting to a date later than January 8, 1999 to allow stockholders of the Company to consider recent developments.

    If elected as directors of the Company, Mentor Graphics would encourage the Nominees, subject to their fiduciary duties as directors of the Company under applicable law and in accordance with the Company's rights and obligations under the merger agreement with Cadence, to seek to auction the Company to the highest bidder. Mentor Graphics would also encourage the Nominees, subject to their fiduciary duties as directors of the Company under applicable law and in accordance with the Company's rights and obligations under the merger agreement with Cadence, to allow any bidder, including Mentor Graphics, promptly to conduct a due diligence review of the Company and to seek to execute a merger agreement with the highest bidder.

    Notwithstanding the foregoing, if the Nominees are elected, Mentor Graphics will not request the new Board to take any action which would constitute a breach by the Company of the Company's merger agreement with Cadence, including granting a request by a third party (including Mentor Graphics) to conduct due diligence until such time as such provision in the merger agreement is judicially invalidated, or giving Cadence the right to terminate the merger agreement except by reason of the existence of a superior proposal (as defined in such merger agreement).

    This Supplement to the Proxy Statement of Mentor Graphics (the "Supplement") amends and supplements the Proxy Statement dated September 11, 1998 of Mentor Graphics, as amended by a Supplement to the Proxy Statement dated September 15, 1998, the Proxy Statement Supplement from Mentor Graphics dated December 7, 1998 and the Supplement to the Proxy Statement dated December 28, 1998 (collectively, the "Proxy Statement"). Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Proxy Statement remain applicable in all respects, and this Supplement should be read in conjunction with the Proxy Statement. Unless the context requires otherwise, terms not defined herein have the meaning ascribed to them in the Proxy Statement.

THE AMENDED OFFER

    Mentor Graphics and Purchaser are offering to purchase up to an aggregate of 2,100,000 Shares of the Company for $15 per Share, net to the seller in cash, without interest thereon (the "Offer Price"). The Offer, as amended, will expire at 12:00 midnight, New York City time, on Thursday, January 21, 1999,

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unless extended (the "Expiration Date"). The Offer, as amended, is not subject to the Minimum Condition, the Section 203 Condition, the Rights Condition or the HSR Condition, but is expressly conditioned on the election of Mentor Graphics' Nominees at the Special Meeting, or at any adjournment, postponement or continuation thereof.

THE PROPOSED MERGER

    Purchaser and Mentor Graphics will continue to seek to negotiate a merger agreement or similar business combination between the Company and Purchaser or another direct or indirect subsidiary of Mentor Graphics at the Offer Price (the "Proposed Merger"). The purpose of the Offer is for Mentor Graphics, through Purchaser, to increase its equity interest in the Company as the first step in completing the Proposed Merger between Purchaser and the Company. The purpose of the Proposed Merger is to acquire all Shares not purchased pursuant to the Offer. Consummation of the Proposed Merger at the Offer Price, which is currently $15 per share, is conditioned upon negotiation of a merger agreement, due diligence and securing necessary financing. As a result of the increase to the Offer Price, Mentor Graphics will no longer pay to stockholders whose Shares are converted pursuant to the Proposed Merger any portion of the Break-Up Fee in the event such Break-Up Fee is invalidated.

    Mentor Graphics stands ready to consider increasing the Offer Price and the price to be paid per Share in the Proposed Merger if negotiation and due diligence demonstrate greater value of the Company to Mentor Graphics.

BACKGROUND

    The information set forth on pages 2 and 3 of the Proxy Statement Supplement dated December 28, 1998 and on pages 5 and 6 of the Proxy Statement Supplement dated December 7, 1998 and on pages 7 through 11 of the Proxy Statement dated September 11, 1998 is amended and supplemented with the following information:

    Since December 28, 1998, Mentor Graphics has sought to negotiate a business combination with the Company as well as to resolve outstanding issues between the two companies and between Mentor Graphics and Cadence.

    On January 5, 1999, Cadence announced that it had increased to $15 per share the price that Cadence is proposing to pay for the Company in a stock merger.

    On January 6, 1999, Mentor Graphics issued a press release announcing the terms of the Offer, as amended. Also on January 6 and January 7, 1999, Mentor Graphics' representatives discussed with the Company's representatives a possible adjournment of the Special Meeting to a date later than January 8, 1999.

THE LITIGATION

    The information set forth on pages 3 and 4 of the Proxy Statement Supplement dated December 28, 1998 and on pages 7 through 10 of the Proxy Statement Supplement dated December 7, 1998 and on pages 13 through 16 of the Proxy Statement dated September 11, 1998 is amended and supplemented with the following information:

    COURT OF CHANCERY OF THE STATE OF DELAWARE

    On December 31, 1998, the Delaware Supreme Court issued a written opinion affirming on alternative legal grounds the Delaware Court of Chancery's final order invalidating the Rights Agreement Amendment. The Delaware Supreme Court held the Rights Agreement Amendment invalid under Section 141(a) of the DGCL because it "impermissibly circumscribes the board's statutory power" and the

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power of the Company Board to redeem the Rights in order to facilitate a transaction that would serve the stockholders' best interests.

    On January 7, 1999, Mentor Graphics filed an amended complaint in its lawsuit in the Delaware Court of Chancery against the Company, the Company Board and Cadence (the "Amended Complaint"). The Amended Complaint alleges that the members of the Company Board, aided and abetted by Cadence, continue to breach their fiduciary duties in excluding Mentor Graphics from the process of selling the Company and failing to maximize shareholder value. The Amended Complaint seeks: (i) to enjoin consummation of the proposed Cadence merger; (ii) to invalidate the Termination Fee, the Reimbursement Fee and the Lock-up Option;
(iii) to require the Company to postpone the Special Meeting to enable the dissemination of new information regarding the Offer and the Proposed Merger to stockholders; (iv) to declare that all proxies received prior to November 10, 1998 shall remain valid and be voted unless subsequently amended by the record owner of the shares; and (v) to require the Company to vote all proxies received in favor of the Proposals in accordance with their terms.

PATENT LITIGATION

    On January 6, 1999, Mentor Graphics filed its motion for summary judgment with the Special Master regarding the Company's claims for damages caused by Mentor Graphics' alleged infringement. Pre-trial conferences are scheduled with the Oregon District Court for January 13 and 14, 1999.

    YOUR VOTE IS IMPORTANT, NO MATTER HOW FEW OR HOW MANY SHARES YOU OWN. MENTOR GRAPHICS URGES YOU TO MARK, SIGN AND DATE AND RETURN THE ENCLOSED GOLD STRIPED PROXY CARD TO VOTE FOR THE PROPOSALS.

    If you have any questions about executing or delivering the enclosed GOLD Striped Proxy Card or require assistance, please contact:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         Call Toll-Free: (800) 322-2885
                              Fax: (212) 929-0308

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